Exhibit 4.2

THE BANK OF N.T. BUTTERFIELD & SON LIMITED
Company,

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

FIRST
SUPPLEMENTAL
INDENTURE

Dated as of
May 24, 2018

TO

SUBORDINATED
DEBT SECURITIES
INDENTURE

Dated as of
May 24, 2018

5.25% FIXED TO FLOATING RATE SUBORDINATED NOTES DUE 2028

FIRST SUPPLEMENTAL INDENTURE, dated as of May 24, 2018 (this “Supplemental Indenture”), between The Bank of N.T. Butterfield & Son Limited, a company duly incorporated and existing under the laws of Bermuda, having its principal office at 65 Front Street, Hamilton, HM 12, Bermuda (hereinafter called the “Company,” which term shall include any successors and assigns pursuant to the terms of this Supplemental Indenture), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee hereunder (hereinafter called the “Trustee”), to the SUBORDINATED DEBT SECURITIES INDENTURE, dated as of May 24, 2018, between the Company and the Trustee (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Company and the Trustee are parties to the Base Indenture, which provides for the issuance by the Company from time to time of the Company’s subordinated debt securities (herein called the “Securities”) in one or more series;

WHEREAS, Section 901 of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of Securities of any series as permitted by Sections 201 and 301 thereof;

WHEREAS, Sections 201, 301 and 901 of the Base Indenture permit the form and the terms of Securities of any series of Securities to be established pursuant to an indenture supplemental to the Base Indenture;

WHEREAS, as contemplated by Section 301 of the Base Indenture, the Company intends to issue a series of its Securities to be known as its “5.25% Fixed to Floating Rate Subordinated Notes due 2028” (the “Notes”) under the Indenture, the form and terms of such Notes to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Notes will be established as a series of Securities under the Indenture;

WHEREAS, pursuant to resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting duly called on April 23, 2018 and the resolutions of the Pricing Committee of the Board adopted at a meeting duly called on May 16, 2018, the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been satisfied and complied with;

NOW THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101     Relation to Base Indenture. This Supplemental Indenture constitutes a part of the Indenture (the provisions of which, as modified by this Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities, or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 102     Definitions.

For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 102 have the respective meanings assigned hereto in this Section 102 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 102) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Supplemental Indenture:

(a)     unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit” or other subdivision refers to an Exhibit to, or an Article, Section or other subdivisions of, this Supplemental Indenture;

(b)     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section, Exhibit or other subdivision; and

(c)     The terms defined in this Section 102(c) have the meanings assigned to them in this Section and include the plural as well as the singular:

“1940 Act Event” means the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

“Additional Amounts” has the meaning set forth in Section 201(m).

“Alternative Rate” means the substitute or successor reference rate for LIBOR that has been selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) and whose use is consistent with then-accepted market practice for debt obligations such as the Notes.

“Base Indenture” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“Bloomberg screen HP US0003M” means the display page currently so designated on the Bloomberg screen HP US0003M or such other service as may be nominated by ICE or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. Dollar deposits of major banks.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“BMA” means the Bermuda Monetary Authority (and any appropriate successor banking agency thereto).

“Calculation Agent” means any firm appointed by the Company, acting as calculation agent for the Notes. The Calculation Agent (and any successor or substitute Calculation Agent) may be an Affiliate of the Company.

“Capital Regulations” means the capital adequacy rules or regulations of the BMA in effect and applicable to the Company.

“Code” has the meaning set forth in Section 201(m).

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in the form of one or more Global Securities, DTC, for so long as it shall be a clearing agency registered under the Exchange Act, or such successor (which shall be a clearing agency registered under the Exchange Act) as the Company shall designate from time to time in an Officers’ Certificate delivered to the Trustee.

“DTC” means The Depository Trust Company.

“FATCA Withholding Tax” has the meaning set forth in Section 201(m).

“Fixed Interest Rate” has the meaning set forth in Section 201(e).

“Fixed-Rate Interest Payment Date” has the meaning set forth in Section 201(e).

“Fixed-Rate Interest Period” means the period beginning on and including the date hereof and ending on but excluding the first Fixed-Rate Interest Payment Date thereafter and each successive period beginning on and including a Fixed-Rate Interest Payment Date and ending on but excluding the next Fixed-Rate Interest Payment Date.

“Floating-Rate Interest Payment Date” has the meaning set forth in Section 201(e).

“Floating-Rate Interest Period” means the period beginning on and including June 1, 2023 and ending on but excluding the next Floating-Rate Interest Payment Date and each successive period beginning on and including a Floating-Rate Interest Payment Date and ending on but excluding the next Floating-Rate Interest Payment Date.

“Global Security” means any certificated Note in global form evidencing all or part of the Notes, issued to the Depositary, and registered in the name of the Depositary or its nominee.

“ICE” means the ICE Benchmark Administration Limited.

“Indenture” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Interest Payment Date” means a Fixed-Rate Interest Payment Date or a Floating-Rate Interest Payment Date, as the case may be.

“Interest Period” means a Fixed-Rate Interest Period or a Floating-Rate Interest Period, as the case may be.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Interest Period.

“London Banking Day” means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Notes” has the meaning set forth in the Recitals.

“pari passu”, as applied to the ranking of any obligation of a Person in relation to any other obligation of such Person, means in any insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding that each such obligation either (i) is not subordinated or junior in right of payment to any other obligation or (ii) is subordinate or junior in right of payment to the same obligations as is the other, and is so subordinate or junior to the same extent, and is not subordinate or junior in right of payment to each other or to any obligation as to which the other is not so subordinate or junior.

“Relevant Taxing Jurisdiction” has the meaning set forth in Section 201(m).

“Tax Event” means the receipt by the Company of a written opinion of independent counsel of recognized standing experienced in such matters to the effect that, as a result of any:

(a)     change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the Relevant Taxing Jurisdiction, as the case may be; or

(b)     change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction),

in each case, which is announced or becomes effective on or after May 24, 2018 (or, in the case of a successor to the Company, after the date of succession), the Company (or its successor) is or will (assuming that such announced prospective change will become effective as of the date specified in such announcement and in the form announced) become obligated to pay, on the next succeeding Interest Payment Date, Additional Amounts with respect to the Notes and, the Company (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

“Tier 2 Capital” means “Tier 2 capital” (or its equivalent) for purposes of the Capital Regulations.

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of any:

(a)     amendment to, or change in, the laws, rules or regulations of Bermuda (including, for the avoidance of doubt, any agency or instrumentality of Bermuda, including the BMA and other appropriate bank regulatory agencies or instrumentalities) that is enacted or becomes effective after May 24, 2018;

(b)     proposed change in those laws, rules or regulations that is announced or becomes effective after May 24, 2018;

(c)     exercise of any powers by the BMA or the Bermuda Minister of Finance under the Banking (Special Resolution Regime) Act 2016 of Bermuda with respect to the Company after May 24, 2018; or

(d)     official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after May 24, 2018, in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as Tier 2 Capital.

“Securities” has the meaning set forth in the Recitals.

“Stated Maturity” has the meaning set forth in Section 201(d).

“Three-month LIBOR” means, with respect to any Floating-Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. Dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period that appears on Bloomberg screen HP US0003M at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. Notwithstanding the foregoing: if the Calculation Agent determines on the applicable LIBOR Determination Date that the Three-month LIBOR has been discontinued, then the Calculation Agent will use, following consultation with the Company, for each LIBOR Determination Date, the Alternative Rate, and may, after consultation with the Company, determine what business day convention to use, the definition of business day, the reference rate determination date to be used and any other relevant methodology for calculating such substitute or successor reference rate, including any adjustment factor needed to make such Alternative Rate comparable to the Three-month LIBOR in a manner that is consistent with industry-accepted practices for the use of such Alternative Rate for debt obligations such as the Notes. However, if the Calculation Agent determines, following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced the Three-month LIBOR in customary market usage, the Company will use reasonable endeavors to appoint in the Company’s sole discretion an independent financial advisor to determine an appropriate substitute reference rate, and the decision of the independent financial advisor will be binding on the Company, the Calculation Agent and the Holders of the Notes. If the Company is unable to appoint an independent financial advisor, or the independent financial advisor appointed by the Company fails to determine an appropriate substitute reference rate, then the Company (in consultation with the Calculation Agent to the extent practicable and acting in good faith) may determine a substitute reference rate for purposes of determining the rate of interest for the applicable Interest Period; provided, however, that if the Company is unable or unwilling to determine a substitute reference rate prior to a LIBOR Determination Date in accordance with the immediately preceding clause, the rate of interest will be equal to the rate of interest in effect with respect to the immediately preceding LIBOR Determination Date or, in the case of the initial LIBOR Determination Date, the rate of interest will be equal to the Fixed Interest Rate.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201     Terms of Notes.

Pursuant to Sections 201 and 301 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)     Designation.  The Notes shall be known and designated as the “5.25% Fixed to Floating Rate Subordinated Notes due 2028”.  The CUSIP number for the Notes is 064227 AB7. The Notes shall be issued in minimum denominations of $1,000 and any integral multiple thereof. The Notes shall not be issued as Original Issue Discount Securities.

(b)     Aggregate Principal Amount.  The maximum aggregate principal amount of the Notes that may be authenticated and delivered under this Supplemental Indenture is initially limited to $75,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture). The Company may, without the consent of the Holders of the Notes, issue additional notes of this series in an unlimited amount having the same ranking, Stated Maturity, CUSIP number and terms as to status, redemption or otherwise as the Notes (other than dates as to issuance and the initial accrual of interest), in which event such notes and the Notes shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions; provided, that if any such additional notes are not fungible with the Notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

(c)     Form and Denomination.  The Notes will be issued in book-entry form, and the minimum authorized denominations of the Notes shall be $1,000 principal amount and integral multiples of $1,000 in excess thereof. The Notes will initially be issued in the form of one or more Global Securities substantially in the form of Exhibit A (attached hereto), with such modifications thereto as may be approved by the authorized officer executing the same. The Notes will be denominated in U.S. Dollars and payments of principal and interest will be made in U.S. Dollars.

Upon their original issuance, the Notes shall be issued in the form of Global Securities registered in the name of the Depositary or its nominee and deposited with the Trustee, as custodian for the Depositary, for credit by the Depositary to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). Each such Global Security will constitute a single Security for all purposes of the Indenture.

(d)     Stated Maturity.  The principal amount of, and all accrued and unpaid interest (including compounded interest) on, the Outstanding Notes shall be payable in full on June 1, 2028, or if such day is not a Business Day, the next Business Day (the “Stated Maturity”).

(e)     Rate of Interest.  The Notes shall bear interest on their principal amount (i) from and including May 24, 2018, to, but excluding June 1, 2023, at the rate of 5.25% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months (the “Fixed Interest Rate”), and (ii) from and including June 1, 2023, to, but excluding the Stated Maturity or earlier Redemption Date, at a floating per annum rate equal to the Three-month LIBOR (provided, however, that in the event that the Three-month LIBOR is less than zero, the Three-month LIBOR shall be deemed to be zero) plus a spread of 225.5 basis points, computed on the basis of a 360-day year and the actual number of days elapsed.  All percentages resulting from any calculation of the Three-month LIBOR will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation will be rounded upward or downward as appropriate, to the nearest cent with one-half cent or more being rounded upward. In the case of Section 201(e)(i), interest on the Notes shall be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2018 and ending on June 1, 2023 (each such date, a “Fixed-Rate Interest Payment Date”) and in the case of Section 201(e)(ii), interest on the Notes shall be payable quarterly in arrears on March 1, June 1,September 1 and December 1 of each year, beginning on September 1, 2023 (each such date, a “Floating-Rate Interest Payment Date”).  In the event any Fixed-Rate Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day and no interest shall accrue as a result of such postponement. If any Floating-Rate Interest Payment Date would otherwise fall on a day that is not a Business Day, such Floating-Rate Interest Payment Date will be postponed to the following Business Day and interest will accrue to the actual Floating-Rate Interest Payment Date, unless such postponement would cause the day to fall in the next calendar month, in which case it shall be brought forward to the immediately preceding Business Day.

(f)      To Whom Interest is Payable.  Interest shall be payable to the Person in whose name the Notes are registered at the close of business on the Business Day next preceding the Interest Payment Date, or in the event the Notes cease to be held in the form of one or more Global Securities, at the close of business on the date 15 days prior to that Interest Payment Date, whether or not a Business Day.

(g)     Acceleration of Maturity.  If an Event of Default specified in Section 501(a) of the Base Indenture occurs, then, in every such case, the principal amount of (and premium, if any, on) and accrued interest on all the Outstanding Notes shall automatically become due and payable immediately, without any declaration or other action on the part of the Trustee or any Holder. There is no right of acceleration except upon the occurrence of an Event of Default.

(h)     Optional Redemption.

(i)     The Notes shall be redeemable in accordance with Article Eleven of the Base Indenture, provided that the Notes shall be redeemable at the Company’s option, (1) at any time on or after June 1, 2023, in whole or in part; and (2) at any time prior to June 1, 2023, in whole, but not in part, within 90 days after the occurrence of a Tax Event, a Tier 2 Capital Event or a 1940 Act Event, in each case of (1) and (2), at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date;

(ii)    The Company may not exercise its option to redeem the Notes pursuant to Section (h)(i) unless it has received prior approval from the BMA.

(i)      Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders. Article Twelve of the Base Indenture shall not be applicable to the Notes.

(j)      Subordination.  The Notes shall be subject to Article Fourteen of the Base Indenture, subject to the following modifications:

(i)     For purposes of the Notes, the definition of “Senior Indebtedness” in the Base Indenture is hereby amended and restated in its entirety:

“Senior Indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not Senior Indebtedness. Senior Indebtedness includes, without limitation, the principal of (and premium, if any) and interest, if any, on:

(a)     all of the Company’s deposits (including the Company’s uninsured deposits);

(b)     all obligations of the Company for money borrowed;

(c)     all obligations of the Company evidenced by bonds, debentures, notes or similar instruments;

(d)     all similar obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes;

(e)     all reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities;

(f)      all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(g)     all capital lease obligations of the Company;

(h)     all obligations of the Company associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

(i)     all debt of others described in the preceding clauses that the Company has guaranteed or for which the Company is otherwise responsible or liable; and

(j)     any deferrals, renewals or extensions of any indebtedness or obligation of the type referred to in clauses (a) through (i) above;

unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the Notes or to other debt that is pari passu with or subordinate to the Notes.  Notwithstanding the foregoing, Senior Indebtedness shall not include (x) trade accounts payable and accrued liabilities arising in the ordinary course of business; (y) any debt of the Company to any of its subsidiaries; or (z) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Notes.”

(ii)    The Notes shall rank pari passu with the Company’s 5.15% Series B Subordinated Notes due 2018, 5.11% Series B Subordinated Notes due 2020 and 8.44% Series B Subordinated Notes due 2023.

(k)     Registrar, Paying Agent, Authenticating Agent and Place of Payment. The Bank of New York Mellon Trust Company, N.A., is hereby appointed as Security Registrar, Authenticating Agent and Paying Agent with respect to the Notes. The Place of Payment for the Notes shall be the Paying Agent’s office in New York, New York.

(l)      Defeasance.  The Notes shall be subject to the defeasance and discharge provisions of Section 1302 of the Base Indenture and the defeasance of certain obligations and certain default provisions of Section 1303 of the Base Indenture.

(m)     Additional Amounts.

(i)     All payments made by or on behalf of the Company on or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges, in each case, in the nature of a tax (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Bermuda, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made (the “Relevant Taxing Jurisdiction”), unless such taxes, duties, assessments or other governmental charges are required by law or by the official interpretation or administration thereof to be withheld or deducted. If any deduction or withholding for any present or future taxes, duties, assessments or other governmental charges of the Relevant Taxing Jurisdiction shall at any time be required by the Relevant Taxing Jurisdiction in respect of any amounts to be paid by the Company on or in respect of the Notes, the Company will pay to each Holder of Notes as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts paid to each such Holder, after such deduction or withholding (and after deducting taxes on such Additional Amounts), shall be not less than the amounts such Holder would have received if such taxes, duties, assessments or other governmental charges had not been withheld or deducted; provided, however, that the Company shall not be required to make any payment of Additional Amounts for, or on account of, any:

(a)     present or future tax, duty, assessment or other governmental charge which would not have been imposed but for (a) the existence of a present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, such Holder, if such Holder is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction, as the case may be, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a domiciliary, national or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or otherwise having or having had some connection with the Relevant Taxing Jurisdiction, as the case may be, other than the holding or ownership of a Note or the collection of principal of and interest and premium, if any, on a Note or (b) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such period of 30 days;

(b)    estate, inheritance, gift, sales, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(c)     present or future tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments on (or in respect of) the Notes;

(d)     present or future tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a request of the Company (i) to provide information concerning the nationality, residence, or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim to satisfy any information or reporting requirement, which in the case of (i) or (ii), is required or imposed by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge;

(e)     present or future tax, duty, assessment or other governmental charge required to be withheld or deducted by any paying agent from any payment on a Note if such payment can be made without such withholding or deduction by presenting the Note to (where presentation is required for payment), or otherwise accepting payment from, any other paying agent; or

(f)      combination of the items above.

(ii)    Notwithstanding the foregoing, all payments shall be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no Additional Amounts will be payable as a result of any such FATCA Withholding Tax. No Additional Amounts be paid with respect to any payment of principal of, and any premium or interest on, any Note to any Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, a member of such partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Note.

(iii)   Wherever in the Indenture there is mentioned, in any context, the payment of principal of, and any premium or interest, if any on, or any other amount payable under or with respect to the Notes, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that in such context, Additional Amounts are, were or could be payable in respect thereof. In the event of the occurrence of any transaction or event resulting in a successor to the Company, all references to the Relevant Taxing Jurisdiction in this Supplemental Indenture shall be deemed to be references to the jurisdiction of organization or tax residence of the successor entity.

ARTICLE III

MISCELLANEOUS

Section 301     Ratification of Base Indenture.

The Supplemental Indenture is a supplemental indenture within the meaning of the Indenture.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved, and, with respect to the Notes, the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument, and the terms of the Indenture are hereby incorporated by reference in the manner and to the extent herein and therein provided.

Section 302     Modification of Base Indenture.

Except as expressly modified by this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 303     Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 304     Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 305     Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether expressed or not.

Section 306     Separability Clause.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 307     Benefits of Indenture.

Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the Holders of the Securities, the parties hereto and their successors hereunder, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 308     Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 309     Waiver of Jury Trial.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES, THE BASE INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 310     Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 311     Trustee Makes No Representation.

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Notes). All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

By:	/s/ Michael Schrum
Name:	Michael Schrum
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF NOTE

THIS SECURITY IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF THE BANK OF N.T. BUTTERFIELD & SON LIMITED. THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE BANK OF N.T. BUTTERFIELD & SON LIMITED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

5.25% Fixed to Floating Rate Subordinated Notes Due 2028

$75,000,000

No. 1 CUSIP No.: 064227 AB7	$75,000,000

The Bank of N.T. Butterfield & Son Limited, a company duly incorporated and existing under the laws of Bermuda (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) on June 1, 2028 (or, if this day is not a Business Day, the following Business Day) (the “Stated Maturity”).

This Security shall bear interest (i) from and including May 24, 2018, to, but excluding June 1, 2023, payable at the rate of 5.25% per annum semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2018 and ending on June 1, 2023 (computed on the basis of a 360-day year comprised of twelve 30-day months), and (ii) from and including June 1, 2023, at an annual rate equal to the Three-month LIBOR (as defined in the Indenture) plus 2.255% (computed on the basis of a 360-day year and the actual number of days elapsed), payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2023, until the principal hereof is paid or made available for payment (each such date referred to in clause (i), a “Fixed-Rate Interest Payment Date”, and each such date referred to in clause (ii), a “Floating-Rate Interest Payment Date”).  In the event that any Fixed-Rate Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement.  In the event that any Floating-Rate Interest Payment Date would otherwise fall on a day that is not a Business Day, that Floating-Rate Interest Payment Date shall be postponed to the next day that is a Business Day and interest will accrue to the actual Floating-Rate Interest Payment Date, unless such postponement would cause the day to fall in the next calendar month, in which case it shall be brought forward to the immediately preceding Business Day.

A “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be (i) the Business Day immediately preceding the Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the day 15 days prior to that Interest Payment Date (whether or not a Business Day), if this Security is not issued in the form of a Global Security. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payment shall be made through one or more Paying Agents appointed under the Indenture to the Holders of this Security; provided, however, that at the option of the Company payment of interest will be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Security Register; provided, further, that any such payment and any such interest on the Securities beneficially held that are represented by this Global Security, and all transfers and deliveries of such Securities shall be made to the Depositary, which shall initially be the Depository Trust Company, or its nominee, as the case may be, as the Holder of this Global Security, in accordance with the Depositary’s procedures. Initially, the Paying Agent and the Security Registrar for the Notes shall be The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is the office or agency of the Trustee located at said address.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: May ____, 2018

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

By:
	Name:	Michael Schrum
	Title:	Chief Financial Officer

[seal]
Attest:
	Name:	Shaun Morris
	Title:	General Counsel

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Dated:	As Trustee

By:
Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under a Subordinated Debt Securities Indenture, dated as of May 24, 2018 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), as supplemented by a First Supplemental Indenture, dated as of May 24, 2018, (herein called the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $75,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture).

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Notes shall be redeemable in accordance with Article Eleven of the Base Indenture, provided that the Notes shall be redeemable at the Company’s option, (1) at any time on or after June 1, 2023, in whole or in part; and (2) at any time prior to June 1, 2023, in whole, but not in part, within 90 days after the occurrence of a Tax Event, a Tier 2 Capital Event or a 1940 Act Event, in each case of (1) and (2), at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date. Any such redemption will be subject to the prior approval of the BMA.

In the event of redemption of Notes in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee as his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder of Senior Indebtedness upon said provisions.

The Notes of this series do not have the benefit of any sinking fund obligation and are not subject to the repurchase at the option of the Holders.

The Indenture contains provisions for defeasance of the entire indebtedness of this Security at any time prior to the Stated Maturity upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Indenture for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York.